Exhibit 99.1

For further information contact:

Michael R. Garone, Interim CEO and CFO

973.532.8005 or mgarone@emisphere.com

EMISPHERE TECHNOLOGIES, INC. ANNOUNCES FINANCIAL RESULTS FOR

FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2011

Conference Call/Webcast to be held Wednesday, March 21, 2012 at 10:00 AM EDT

CEDAR KNOLLS, NJ, March 21, 2012 — Emisphere Technologies, Inc. (OTCBB: EMIS) today announced its financial results for the fourth quarter and year ended December 31, 2011. The Company will host a conference call this morning at 10:00 AM EDT to discuss these results.

The live webcast of the conference call can be accessed through the company’s web site at: www.emisphere.com. The live conference call dial-in number is: 1-888-337-8192 (United States and Canada) or 1-719-457-2727 (International). In addition, an archive of the webcast can be accessed through the same link and an audio replay of the call will be available beginning at 1:00 PM EDT on March 21, 2012 through midnight on April 11, 2012 by calling 1-888-203-1112 (United States and Canada) or 1-719-457-0820 (International). The conference replay PIN is 7489461.

FOURTH QUARTER 2011 FINANCIAL RESULTS

Emisphere reported net income of $19.8 million, or $0.33 per basic and $0.30 per diluted share for the quarter ended December 31, 2011, compared to a net loss of $18.2 million, or $0.35 per basic and diluted share for the quarter ended December 31, 2010.

The Company reported a fourth quarter 2011 operating loss of $2.3 million, compared to an operating loss of $1.5 million for the same period in 2010.

Total operating expenses were $2.3 million for the fourth quarter 2011, an increase of $0.8 million or 50% compared to the same period in 2010. Total operating expenses include research and development costs of $0.4 million (a decrease of $0.08 million or 15% compared to the same period in 2010), general and administrative expenses of $1.2 million (an increase of $0.2 million or 25% compared to the same period in 2010) and depreciation and amortization expense of $0.1 million, unchanged compared to 2010, and a one-time charge for the impairment of intangible assets of $0.6 million. Other income for the fourth quarter of 2011 was $22.1 million compared to other expense of $16.6 million for the fourth quarter of 2010, an increase of $38.8 million, due primarily to a decrease in fair value of derivative instruments of $39.3 million and a $0.3 million increase in interest expense, and a $0.2 million decrease in other income.

YEAR ENDING DECEMBER 31, 2011 FINANCIAL RESULTS

Emisphere reported net income of $15.1 million or $0.27 per basic and $0.25 diluted share, for the year ended December 31, 2011, compared to a net loss of $56.9 million, or $1.23 per basic and diluted share for the year ended December 31, 2010. There were no revenues for the year ended December 31, 2011 compared to revenue of $0.1 million for the year ended December 31, 2010.

Total operating expenses were $8.1 million for the year ended December 31, 2011 compared to $11.6 million for the year ended December 31, 2010, a decrease of $3.5 million or 30%.

Total operating expenses include research and development costs of $2.0 million (a decrease of $0.5 million or 22% compared to 2010), general and administrative expenses of $5.3 million (a decrease of $2.7 million or 33% compared to 2010), depreciation and amortization expense of $0.3 million, unchanged compared to 2010, and a one-time charge for the impairment of intangible assets of $0.6 million.

Other income for the year ended December 31, 2011 was $23.2 million, compared to other expense of $45.4 million for the year ended December 31, 2010. The $68.6 million increase was due primarily to a $52.3 million decrease in the fair value of derivative instruments, a $17.0 million loss on extinguishment of debt incurred during 2010, a $1.9 million financing fee incurred during 2010, offset partially by a $2.1 million increase in interest expense, and a $0.5 million reduction in other income from the receipt of the $0.5 million final installment payment on sale of patents in 2010.

Weighted average basic shares outstanding for the year ended December 31, 2011 were 56,292,511 and diluted shares outstanding for the year ended December 31, 2011 were 59,281,325 versus 46,206,803 basic and diluted shares outstanding for the year ended December 31, 2010.

LIQUIDITY

Cash, cash equivalents and restricted cash held as of December 31, 2011 was $3.3 million, a net decrease of approximately $2.3 million from December 31, 2010. On January 31, 2012, the Company had approximately $4.2 million in cash, after receiving approximately $1.5 million from the sale of New Jersey State Net Operating Losses from prior periods through the 2011 Technology Business Tax Certificate Transfer Program, sponsored by the New Jersey Economic Development Authority. The Company reduced its annual operating expenditures by 30% to improve operating efficiency and extend our cash runway. Consequently, we anticipate our current cash balance will enable us to continue operations through approximately September 26, 2012, the date on which the 11% senior secured convertible notes held by MHR Fund Management, LLC and its affiliates (the “MHR Convertible Notes”), come due, or earlier if unforeseen events or circumstances arise that negatively affect our liquidity.

As of December 31, 2011, the book value of the MHR Convertible Notes outstanding including principal, interest and discount for warrant purchase option and embedded conversion features is $25.4 million. The amount payable at maturity will be approximately $30.5 million. The MHR Convertible Notes are collateralized by a first priority lien in favor of MHR on substantially all of our assets. The Company is considering a variety of alternatives to address the upcoming maturity of the MHR Convertible Notes.

PRODUCT DEVELOPMENTS

During 2011, the Company faced formidable challenges, yet continued to focus on efforts to apply the Eligen® Technology and realize its value by developing profitable commercial applications. Notwithstanding the Company’s optimism for the technology, Emisphere was adversely affected by the announcement by its research collaboration partner Novartis Pharma AG (“Novartis”) of the termination of its oral human growth hormone, osteoarthritis, and osteoporosis programs involving Emisphere’s Eligen® Technology. Emisphere has requested additional information from Novartis to further analyze and evaluate the data from three studies in osteoporosis and osteoarthritis conducted by Novartis and its development partner in order to understand the results and determine next steps.

Emisphere’s pipeline includes a broad range of product candidates in different stages of development.

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Novo Nordisk A/S (“Novo Nordisk”) is using Emisphere’s Eligen® Technology to develop and commercialize oral formulations of Novo Nordisk’s insulins and GLP-1 receptor agonists, with a potential GLP-1 drug currently undergoing Phase I clinical trials. The first Phase I Trial investigated the safety, tolerability and bioavailability in healthy volunteers and was completed in May 2010. Novo Nordisk also conducted a multiple-dose Phase I trial to investigate the safety, tolerability, pharmacokinetics and pharmacodynamics in healthy male subjects which was completed in July 2011.

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The Company is developing an oral formulation of Eligen® B12 (1000 mcg) for use by B12 deficient individuals. On August 5, 2011 we received notice from the U. S. Patent Office that the U.S. patent application directed to the oral Eligen® B12 formulation was allowed. This new patent provides intellectual property protection for Eligen® B12 in the U.S. through approximately 2029. Currently, we are evaluating the results of our clinical trials and market research and exploring alternative development and commercialization options with the purpose of maximizing the commercial and health benefits potential of our Eligen® B12 asset.

The Company is continuing with a number of pre-clinical programs in collaboration with other companies, as well as projects on its own, using the Eligen® Technology to improve the oral absorption of selected molecules.

About Emisphere Technologies, Inc.

Emisphere is a biopharmaceutical company that focuses on a unique and improved delivery of pharmaceutical compounds, medical foods and dietary supplements using its Eligen® Technology. These molecules and compounds could be currently available or in development. Such molecules are usually delivered by injection; in many cases, their benefits are limited due to poor bioavailability, slow on-set of action or variable absorption. The Eligen® Technology can be applied to the oral route of administration as well other delivery pathways, such as buccal, rectal, inhalation, intra-vaginal or transdermal. The company’s website is: www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates, the sufficiency of Emisphere’s cash and other capital resources and its ability to obtain additional financing to meet its capital needs) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (file no. 000-17758) filed on March 31, 2011, Emisphere’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 10, 2011, Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 filed on August 9, 2011, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, filed on November 8, 2011.

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Presentation of Financial Information

To supplement its condensed financial statements presented in accordance with US GAAP, the Company is providing a comparison of operating results describing net income and operating expenses which removed certain non-cash and one-time or nonrecurring charges and receipts. The Company believes that this presentation of net income and operating expense provides useful information to both management and investors concerning the approximate impact of the items above. The Company also believes that considering the effect of these items allows management and investors to better compare the Company’s financial performance from period to period and to better compare the Company’s financial performance with that of its competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with US GAAP.

EMISPHERE TECHNOLOGIES, INC.

CONDENSED STATEMENTS OF OPERATIONS

For the three months and twelve months ended December 31, 2011 and 2010

(in thousands, except share and per share data)

	For the three months ended December 31		For the year ended December 31,
	2011	2010	2011	2010
Revenue
Sales	—	23	—	100
Cost of Goods Sold	—	—	—	22

	$—	$23	$—	$78

Costs and expenses:
Research and development	435	511	1,951	2,495
General and administrative expenses	1,229	984	5,310	7,963
Restructuring costs	—	—	—	50
Gain on disposal of fixed assets	—	—	—	(1)
Depreciation and amortization	67	71	277	294
Impairment of intangible assets	598	—	598	—
Contract Termination Expense	—	—	—	542
Lawsuit Adverse Awards	—	—	—	278

Total costs and expenses	2,329	1,566	8,136	11,621

Operating income (loss)	(2,329)	(1,543)	(8,136)	11,543

Other non-operating income (expense):
Other income (expense):	64	246	137	252
Sale of patents	—	—	—	500
Change in fair value of derivative instruments
Related party	15,612	(12,425)	21,957	(15,988)
Other	8,009	(3,223)	6,739	(7,663)
Interest expense, net
Related party	(1,541)	(1,204)	(5,631)	(3,201)
Other	(1)	(9)	(15)	(394)
Loss on extinguishment of debt	—	—	—	(17,014)
Financing fees	—	—	—	(1,858)

Total other non-operating income (expense)	22,143	(16,615)	23,187	(45,366)

Net income (loss)	$19,814	$(18,158)	$15,051	$(56,909)

Net loss per share, basic	$0.33	$(0.35)	$0.27	$(1.23)
Net loss per share, fully diluted	$0.30	$(0.35)	$0.25	$(1.23)
Weighted average shares outstanding, basic	60,687,478	51,889,102	56,292,511	46,206,803
Weighted average shares outstanding, fully diluted	69,057,779	51,889,102	59,281,325	46,206,803

EMISPHERE TECHNOLOGIES, INC.

BALANCE SHEETS

	December 31,
	2011	2010
	(in thousands except share data)
ASSETS
Current assets:
Cash and cash equivalents	$3,069	$5,326
Accounts receivable	22	14
Inventory	258	260
Prepaid expenses and other current assets	581	496

Total Current Assets	3,930	6,096
Equipment and leasehold improvements, net	44	82
Purchased technology, net	—	838
Restricted cash	247	260

Total assets	$4,221	$7,276

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Notes payable, including accrued interest and net of related discount	$26,016	$—
Accounts payable and accrued expenses	894	2,954
Derivative instruments
Related party	9,371	17,293
Others	828	5,647
Restructuring charge, current	—	300
Contract Termination Liability, current	—	435
Other current liabilities	42	35

Total current liabilities	37,151	26,664
Notes payable, including accrued interest and net of related discount	—	20,385
Deferred revenue, non-current	31,593	31,535
Derivative instruments - related party	—	11,166
Deferred lease liability, non current and other liabilities	4	46

Total liabilities	68,748	89,796

Stockholders’ deficit:

Preferred stock, $.01 par value; authorized 1,000,000 shares; none issued and outstanding

Common stock, $.01 par value; authorized 1,000,000 shares; issued 60,977,210 shares (60,687,478 outstanding) as of December 31, 2011 and issued 52,178,834 shares (51,889,102 outstanding) as of December 31, 2010	610	522
Additional paid-in-capital	404,707	401,853
Accumulated deficit	(465,892)	(480,943)
Common stock held in treasury, at cost; 289,732 shares	(3,952)	(3,952)

Total stockholders’ deficit	(64,527)	(82,520)

Total liabilities and stockholders’ deficit	$4,221	$7,276